SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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HomeStreet, Inc.

(Name of Registrant as Specified In Its Charter)

Roaring Blue Lion Capital Management, L.P.

Blue Lion Opportunity Master Fund, L.P.

BLOF II LP

Charles W. Griege, Jr.

Ronald K. Tanemura

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Blue Lion Files Proxy Statement Seeking to Replace Two HomeStreet Directors

Mails Letter to Shareholders Highlighting Years of Poor Performance, Corporate Governance Failures and Erosion of Shareholder Confidence

Urges Shareholders to Vote the BLUE Proxy Card to Elect Mr. Charles W. Griege and Mr. Ronald K. Tanemura and FOR Blue Lion’s Proposal to Separate the Roles of Chairman and CEO

Launches Proxy Campaign Website www.FixHMST.com

Dallas, Texas. May 17, 2019. Blue Lion Capital, a Dallas-based investment firm ("Blue Lion") that beneficially owns approximately 6.5% of the outstanding shares of common stock of HomeStreet, Inc. ("HomeStreet" or the "Company") (NASDAQ:HMST) announced that it has filed its definitive proxy materials with the Securities and Exchange Commission and has delivered an open letter to HomeStreet’s shareholders.

Charles W. Griege, Jr, Managing Partner of Blue Lion, said, "We have always believed that HomeStreet can be a high-performing bank and a great investment.  Unfortunately, numerous strategic missteps, inadequate corporate stewardship, and poor financial performance have eroded shareholder confidence and destroyed shareholder value.”

Blue Lion believes that HomeStreet requires a refreshed Board with the right balance of operating skills, capital markets expertise, relevant industry experience and a commitment to sound corporate governance practices.

Blue Lion also believes that HomeStreet's corporate governance structure has reduced management's accountability to the Board and the Board's accountability to shareholders. Accordingly, Blue Lion is recommending that shareholders support its proposal to have the Board select an independent member of the Board as Chair as promptly as possible. Today, HomeStreet’s CEO, Mark Mason, serves in both capacities. Blue Lion believes that one person with the combined role of Chairman and CEO diminishes the CEO's accountability to the Board and the ability of the Board to independently oversee management.

Blue Lion encourages its fellow shareholders to review its proxy materials, investor presentations and shareholder letters, all of which are available at www.FixHMST.com.

The full text of Blue Lion's letter to HomeStreet shareholders can also be viewed below.

Blue Lion Capital

May 17, 2019

To Our Fellow Shareholders:

Blue Lion Capital and its affiliates (“Blue Lion”) are the beneficial owners of 6.5% of the common stock of HomeStreet, Inc. (“HomeStreet” or the “Company”) and have been a shareholder since the Company’s IPO in 2012.

We are writing to encourage you to vote on the BLUE proxy card FOR the election of our two director nominees, Charles W. Griege, Jr. and Ronald K. Tanemura (the “Nominees”) to HomeStreet’s Board of Directors (the “Board”) and FOR our proposal to separate the roles of Chairman and CEO at the 2019 annual meeting of shareholders (the “Annual Meeting”). By voting the BLUE proxy card your shares will also be voted for all of the Company's nominees for election EXCEPT Mark K. Mason ("Mr. Mason") and Donald R. Voss ("Mr. Voss").

We believe HomeStreet can be a high-performing bank and a great investment. Unfortunately, it is apparent that HomeStreet's enormous potential has been squandered by what we believe to be a management team and Board who have wasted capital, flouted regulatory compliance, rewarded underperformance, overseen extraordinary corporate governance failures and disenfranchised shareholders.

Blue Lion has spent a considerable amount of time and resources over the past two years developing and sharing several business improvement initiatives with the Company and the Board. Instead of working with us in a constructive manner, the Company has largely dismissed our ideas and disparaged us publicly. Only recently, the Board belatedly adopted several of our strategic recommendations and passed them off as their own. From our perspective, the changes the Company has announced so far would never have occurred without our persistence. Furthermore, the steps taken are just a start and it is apparent to us that HomeStreet must continue to make the right operational decisions to become a great bank. Therefore, we believe HomeStreet requires a refreshed Board with the right balance of operating skills, capital markets expertise, relevant industry experience and a commitment to sound corporate governance practices.

At the Annual Meeting, HomeStreet is seeking the election of three directors including Messrs. Mason and Voss, two directors who we believe have failed to serve shareholders well during their tenures. Mr. Mason joined HomeStreet in September 2009 and became the Company’s CEO and a Director in January 2010. Since 2015, Mr. Mason has served as the Chairman of the Board. Mr. Voss joined the Board in March 2015 following HomeStreet’s acquisition of Simplicity Bancorp, where Mr. Voss was the Chairman. During his tenure, Mr. Voss has served on the Audit Committee, Enterprise Risk Management Committee and the Executive Committee and has been the Board’s Lead Independent Director since July 2018. We believe concentrating the leadership of the Board in these two directors’ hands has been a major detriment to shareholders.

During the past six years, we believe the Board and executive team have made numerous poor decisions that have left the Company as one of the worst performing banks in the United States relative to its Peers, as discussed further below.1 While we have no doubt that HomeStreet will try to spin its narrative in a way that shows that these decisions were made to convert a “troubled thrift into a leading West Coast commercial bank,”2 the facts tell a much different and alarming story.

Specifically, we believe the facts show that:

1.	HomeStreet’s operating performance has been consistently poor for years. HomeStreet’s Return on Assets and Return on Equity are among the lowest in the industry at 0.55% and 5.30%, respectively.[3] Further, from 2013 to 2018, HomeStreet’s earnings per share (“EPS”) declined more than 17%. In fact, if the corporate tax rate had been the same during that entire period, HomeStreet’s EPS would have declined 36%. HomeStreet’s shareholders have suffered through these earnings declines while Mr. Mason and the Board pursued expensive and unprofitable growth initiatives.

2.	Shareholder returns have been equally disappointing when compared to the Company’s Pacific Northwest Peers, its California Peers, the Company’s own selected peers, and all relevant indexes. HomeStreet states that its share price has outperformed the KBW Regional Banking Index since its IPO in 2012. However, what HomeStreet fails to mention is that this performance was largely achieved because the Company priced its IPO at 63% of pro forma tangible book value after two previously failed attempts at an IPO. Further, more than 88% of HomeStreet’s share price performance occurred during 2012, more than six years ago. Finally, the fact that Mark Mason wants to continue to take credit for and be compensated on performance that occurred more than six years ago is outrageous.

HomeStreet doesn’t want shareholders to see that the Company’s one-, three- and five-year total shareholder return (TSR) is exceptionally poor on an absolute and relative basis. In absolute terms, the TSR over these periods (through December 31, 2018) has been -26.7%, -2.2% and +6.8%, respectively. As the table below shows, HomeStreet has significantly underperformed every relevant peer group and index over these periods as well. The relative under-performance is astonishing.

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1       As discussed herein, accounts for comparisons based on return of assets, price / tangible book value, return on average capital employed, price to earnings / ratios, efficiency ratios, and rate sensitivity, each relative to Pacific Northwest Peers and California Peers.

2       HomeStreet’s April 4, 2019 Press Release.

3       As of the end of its fourth quarter 2018.

Total Shareholder Return Relative to Peers
	1-Year	3-Year	5-Year
Pacific Northwest Peers	(26.0%)	(48.4%)	(51.0%)
California Peers	(16.1%)	(31.4%)	(25.8%)
HomeStreet’s Chosen Peers	(16.1%)	(29.5%)	(36.1%)
KBW Bank Index (BKX)	(43.5%)	(40.0%)	(113.1%)
KBW Regional Banking Index (KRX)	(43.5%)	(29.1%)	(86.2%)
Russell 2000 Index (RTY)	(50.4%)	(26.2%)	(73.0%)
S&P 500 Index (SPY)	(57.0%)	(52.5%)	(107.4%)

Source: Bloomberg, as of 12/31/2018; Pacific Northwest Peers: COLB, BANR, GBCI, HFWA; California Peers: PPBI, TCBK, WABC, CVBF; HomeSteet’s chosen peers reported in the Company’s Form 10-K for fiscal year 2018, filed with the SEC on March 6, 2019 (together with the Pacific Northwest Peers and the California Peers, the "Peers")

3.	Shareholders have assigned a low valuation to HomeStreet because of its poor financial performance, strategy and leadership. HomeStreet’s current valuation – a mere 1.07x tangible book value – strikes us as a clear reflection of the lack of confidence investors have in HomeStreet’s future under its current leadership. HomeStreet trades at one of the lowest multiples of tangible book value among community banks across the country, which includes constituting the lowest of all Peers and a significant discount to the Company’s Pacific Northwest Peers and California Peers as well as the KBW Regional Banking Index.

4.	HomeStreet is belatedly exiting its underperforming mortgage business and should have done so 15 months earlier, when we suggested it. Despite missing earnings estimates seven quarters in a row during 2016 to 2018 primarily because of the mortgage business, HomeStreet claimed that the diversity of the mortgage business was critical to the overall future operational success of the bank. Now, almost fifteen months after we first urged HomeStreet to restructure or exit this value-destructive and subscale business, HomeStreet finally announced its intention to divest itself of much of this business in February 2019. Unfortunately, the sales have occurred after HomeStreet’s shareholders absorbed significant losses in the interim.

5.	The Company’s recently announced restructuring plan is incomplete and lacks the ability to hold management accountable. We believe management is disingenuous in claiming that the recent agreements to sell most of its single family mortgage servicing rights (“MSRs”) and exit the lending center mortgage origination business will “redefine the Company"[4] given that HomeStreet intends to retain $68 million of single family MSRs and future-originated MSRs. Furthermore, the Company has guided to an implied annual mortgage origination volume of $1.5 billion without addressing the expected profitability or losses from this business. Given the losses that have been generated by the mortgage origination business during the past two years, we believe it is a serious mistake for management to cease separately disclosing the financial performance of its retained mortgage business.

6.	HomeStreet has yet to address the problems in the commercial banking segment. We believe HomeStreet’s commercial bank is plagued with mismanagement and potential risk. The commercial banking segment has an efficiency ratio near 70%, the lowest net interest margin and highest deposit costs among the Company’s peers, and the highest construction and land development loan concentration ratio of all banks with more than $2 billion in assets on the West Coast. We believe the executive team and Board have not adopted a proper operational strategy for this segment and we are disappointed that no plans to significantly change its operations have been announced.

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4       HomeStreet's First Quarter 2019 Earnings Release on April 30, 2019.

6.	HomeStreet has yet to address the problems in the commercial banking segment. We believe HomeStreet’s commercial bank is plagued with mismanagement and potential risk. The commercial banking segment has an efficiency ratio near 70%, the lowest net interest margin and highest deposit costs among the Company’s peers, and the highest construction and land development loan concentration ratio of all banks with more than $2 billion in assets on the West Coast. We believe the executive team and Board have not adopted a proper operational strategy for this segment and we are disappointed that no plans to significantly change its operations have been announced.

7.	The Company’s capital expenditures over the past six years have been substantially higher than Peers’ and, taken together with acquisition costs, have generated a negative return for shareholders. Since the beginning of 2013, HomeStreet has spent almost $140 million on capital expenditures. As the chart below shows, this capital spending spree dwarfs that of its direct competitors. In fact, HomeStreet has spent almost three times more on CapEx than the Company’s largest peer, Columbia Banking System, Inc. (COLB), and almost eight times more than Westamerica Bancorporation (WABC). In addition, during the same time period, HomeStreet has spent more than $220 million on acquisitions in pursuit of what the Company claims to be “exceptional growth.” The chart below also clearly shows that HomeStreet’s Return on Average Assets (“ROAA”) is a fraction of the disclosed peers and that the combined $360 million of spending is generating a negative return for shareholders.

8.	The Board has used the corporate machinery to try to impede our rights as shareholders. In 2018, HomeStreet spent several million dollars to block Blue Lion’s attempt to nominate candidates for election to the Board, which in turn prohibited shareholders from having the option to elect new, highly qualified and independent Board members. Then, after the 2018 annual meeting, the Board changed the Company’s bylaws without shareholder input to further restrict the ability for shareholders to engage constructively with the Board and to nominate directors. The Company later refused Blue Lion’s requests to meet with Mr. Voss after he became the Board’s Lead Independent Director in July 2018. Most recently, we believe HomeStreet violated SEC rules by setting the record date for its annual meeting with three days’ notice to most banks and brokers rather than the mandated twenty days’ notice under securities laws. We believe these actions have led to an accelerated Annual Meeting date, which may make it more difficult for Blue Lion to effectively solicit proxies and, given such an early record date, would make it impossible for shareholders who bought into HomeStreet's stock today to make their voice heard at the Annual Meeting.

9.	The Company violated SEC rules by attempting to interfere with an accounting investigation. HomeStreet was subject to an SEC investigation into its accounting practices after which, in 2017, the SEC concluded that the Company violated various SEC statutes and regulations and intentionally tried to impede the investigation by hunting down the whistleblower. The SEC ultimately fined HomeStreet $500,000 and its Treasurer $20,000. Despite this, not a single member of management, the Board or the Board’s Audit Committee (of which Mr. Voss was a member) was held accountable. The Company declared the SEC fine “immaterial.”[5]

10.	The executive turnover in HomeStreet’s commercial / SBA lending division has been abnormally high since we reported what we believed to be credible allegations of misconduct. In the summer of 2018, we expressed to the Board our concern about the Company’s commercial and SBA underwriting and lending practices. Soon thereafter, two senior executives of that division left the Company—one of whom we were told was fired for cause. We believe the Board and the Company could have, and should have, detected these problems on their own.

11.	HomeStreet has experienced significant turnover in critical financial and accounting positions during the past seven years. HomeStreet has had five Chief Financial Officers during its seven-year life as a public company. In addition, from April 2018 to January 2019, HomeStreet’s Controller, Deputy Controller, and Senior Vice President / Director of Strategic and Financial Analysis all left the Company. We believe this level of turnover is incredibly destabilizing and is a direct result of the culture fostered by Mark Mason and the Board.

12.	HomeStreet’s Board has a fiduciary duty to fully evaluate the value of its Fannie Mae D.U.S. license and the associated servicing. Recently, Dwight Capital publicly expressed an interest in purchasing HomeStreet’s Fannie Mae D.U.S. license and the associated servicing. HomeStreet responded by stating that it was not aware of Dwight Capital’s interest. Our hope and expectations are that the Board will fully engage with Dwight Capital and communicate to shareholders the outcome of these discussions.

13.	HomeStreet’s Board needs fresh perspectives and experience. The Board will have nine members following the Annual Meeting, five of whom have been on the Board since the Company’s IPO or longer. The two newest members of the Board were only added in 2018, after Blue Lion became actively engaged with the Company. Accordingly, we believe the Board must continue to be refreshed with new, independently minded professionals who can help focus HomeStreet’s strategy, reduce its overall complexity and restore its credibility with shareholders.

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5       See Schedule 14A filed by the Company on May 18, 2017.

In our opinion, virtually all of the aforementioned issues stem from poor corporate governance. We believe the Board has failed to direct and oversee the executive team in delivering on the key metrics all banks should be measured on: safe and sound banking practices, earnings growth, profitability, efficiency, management compensation, total shareholder return and outperformance relative to its peers.

We are also troubled by the fact that Mr. Mason has been paid more than $12 million since the Company’s IPO in 2012, despite the years of dramatic underperformance and poor financial results. And, despite missing HomeStreet’s own earnings guidance every single quarter of 2017, the Board inexplicably rewarded Mr. Mason with a new three-year employment agreement in January 2018. We find the Board’s failure to link Mr. Mason’s employment and outsized pay to the Company’s stock price performance simply unacceptable. We believe that without the right alignment and accountability, it should be no surprise that Mr. Mason and HomeStreet have continued to underperform.

Judging by his behavior, Mr. Voss apparently expects no different. He has never purchased a single share of HomeStreet stock despite serving on the Board for over four years while the Company has traded as one of the cheapest community banks in the public markets. We believe directors have a much greater interest in fixing underperformance when they are personally and meaningfully invested in their companies. Our concerns about Mr. Voss’ personal investment in HomeStreet and whether he is more closely aligned with management or shareholders are compounded by the fact that he is the Lead Independent Director, a role meant to check the influence of a joint CEO/Chairman such as Mr. Mason.

We note that Blue Lion has invested almost $50 million in HomeStreet and owns more than 1.74 million shares, and Mr. Tanemura, our independent nominee, has purchased 15,000 shares with his own capital. Through this ownership, we have demonstrated our commitment to HomeStreet and our belief in its future and potential for growth.

Our Nominees would add much-needed industry, turnaround and corporate governance expertise to the Board:

Charles Griege is the founder and Managing Partner of Blue Lion Capital which he started in 2005. He has over 25 years of capital markets experience and has been analyzing and investing in banks for over 30 years. The returns generated from Blue Lion’s bank investments are excellent and speak to Mr. Griege’s ability to understand the intricacies of bank stock investing. Mr. Griege and his business partners regularly visit with bank management teams, research analysts, regulators, public and private equity investors and former bank executives to ensure their perspectives are complete and fully informed. In fact, four different public company bank executives that know Mr. Griege as a long-time investor sent letters of recommendation on his behalf to the HomeStreet Board advocating for his addition. HomeStreet’s decision to embrace several of Mr. Griege’s recommendations is further evidence that Mr. Griege would be an excellent operational and strategic addition to the Board.

Ronald Tanemura has served as a director of post-reorganization Lehman Brothers Holdings Inc., since March 2012. He has worked over the past seven years to unwind what is likely the most complex bankruptcy in the history of the financial markets. Mr. Tanemura was selected for this role because of his distinguished career and experience as a former Partner at Goldman Sachs, where he was the Global Co-Head of Credit Derivatives and a member of the Fixed Income, Currency and Commodities Risk Committee and Firmwide Credit Policy Committee. Mr. Tanemura has also served as a director of TPG Specialty lending, Inc., a NYSE-listed lender to middle market companies, ICE Clear Credit and ICE Clear Europe, both wholly owned subsidiaries of Intercontinental Exchange, Inc. Mr. Tanemura holds an A.B. in Computer Science from the University of California, Berkeley. His broad experience in the financial services industry, his deep understanding of risk and his prior board experience including service at highly regulated financial companies, would make Mr. Tanemura an excellent corporate governance and strategic addition to the Board.

The next chapter in HomeStreet’s life as a public company will be challenging. For the Company to successfully navigate this transition to a commercial bank, it will need strong leadership and an experienced Board. Charles Griege and Ronald Tanemura possess the right combination of experience and leadership to ensure the transition is carried out properly and expediently.

If elected, the Nominees are committed to working collaboratively with the rest of the Board to establish a sense of urgency inside the boardroom, develop a comprehensive business improvement plan and hold management accountable for its performance.

Thank you for your time and attention to our shared investment.

Sincerely,

Charles W. Griege, Jr.

Managing Partner

Blue Lion Capital

If you have any questions or need assistance voting your shares, contact our proxy solicitor, Morrow Sodali:

509 MADISON AVENUE

SUITE 1206

NEW YORK, NY 10022

Shareholders Call Toll Free: (800) 662-5200 | Banks & Brokers Call Collect: (203) 658-9400 | E-mail: BlueLion@morrowsodali.com

Important Information

Roaring Blue Lion Capital Management, L.P., Blue Lion Opportunity Master Fund, L.P., BLOF II LP, Charles W. Griege, Jr. (collectively, "Blue Lion") and Ronald K. Tanemura (together with Blue Lion, the "Participants") have filed with the Securities and Exchange Commission (the "SEC") a definitive proxy statement and accompanying form of proxy to be used in connection with the solicitation of proxies from shareholders of HomeStreet, Inc. (the "Company"). All shareholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants, as they contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying proxy card is being furnished to some or all of the Company's shareholders and is, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/ or from the Participants' proxy solicitor, Morrow Sodali, LLC.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive proxy statement on Schedule 14A filed by Blue Lion with the SEC on May 16, 2019. This document is available free of charge from the sources indicated above.

Shareholder Contact:

Morrow Sodali, LLC

Mike Verrechia / Bill Dooley

(800) 662-5200

BlueLion@MorrowSodali.com